Exhibit 4.35

Amendment 1 to Agreement dated 19th Aug’13 signed by and between
Dr. Reddy’s Laboratories Limited
Bollaram Road, Miyapur,
Hyderabad 500 049
India
(Hereinafter referred to as “Dr. Reddy’s”)
and
Prana Biotechnology Ltd
Level 2,369 Royal Parade, Parkville Victoria, 3052
Australia
(Hereinafter referred to as “Prana”)
Dr. Reddy’s and Prana are collectively referred to as the “PARTIES”

This amendment will include the following amended clauses in the above mentioned agreement and will be in effect from 26th September 2013.

1. Terms to varied.

The following project item (Sub-Project 1) in Appendix A (Project works and time table section) is set for amendment.

i. Bifurcation of Sub project 1 in Appendix A(project works and time table section)

Project item (Sub-Project)	Responsible Party	Milestone Payment	Timeline
1-Completion of Process Development work (towards filtration)	Dr.Reddy’s	USD 45,000	Commence April 1st 2013, “start date”. Milestone payment on completion.

Is amended as follows

Project item (Sub-Project)	Responsible Party	Milestone Payment	Timeline
1(a)- Completion of Process Development work (towards filtration) till stage 4 (CDDQ-4)	Dr.Reddy’s	USD 36,000	Commence April lst 2013, “start date”. Milestone payment on completion.
1(b)- Completion of Process Development work (towards filtration) from stage 4 (CDDQ-4) to stage 5 (CDDQ-5)	Dr.Reddy’s	USD 9,000	Commence April lst 2013, “start date”.Milestone payment on completion.

The deliverables of sub project 1 (a) and 1(b) will be in line with the deliverables of Sub project 1, mentioned in the master service agreement dated 19th Aug 13.

All other terms and conditions of the original Agreement dated 19th Aug’13 remain unchanged.

In witness whereof, the parties hereto have signed this Agreement

Signed for and on behalf of	Signed for and on behalf of
Dr. Reddy’s Laboratories Limited	Prana Biotechnology Ltd.

Signature	Signature
Name: Manoj Mehrotra	Name: Dianne Angus

Witness Signature	Witness Signature
Witness Name: Animesh Kondiparthy	Witness Name: Elisabeth Gautier

Amendment 2 to Agreement Commencement Date 5th April’13 signed by and between
Dr. Reddy’s Laboratories Limited
Bollaram Road, Miyapur,
Hyderabad 500 049
India
(Hereinafter referred to as “Dr. Reddy’s”)
and
Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria, 3052
Australia
(Hereinafter referred to as “Prana”)
Dr. Reddy’s and Prana are collectively referred to as the “PARTIES”

This amendment will include the following amended clauses in the above mentioned agreement and will be in effect from 31st August 2013.

1. Terms to the amendment would remain as same as that of MSA Commencement Date 5th April’13

The following project item (Sub-Project) in Appendix A (Project works and time table section) is added with the following activities as additional section -8

Sub project-section -8 in Appendix A (project works and time table section) is added with the additional line items as described below

Sr. No.		Project item (Sub-Project) Appendix A	Responsible Party	Milestone Payment in USD on completion of line item	Expected / Estimated Timeline and invoicing
8. EOP2, analytical & crystallization work package
a.	●	Analysis of IDT batches & sharing required set of data as per the revised Assay & RS methods	Dr. Reddy’s & Prana (sample to be provided by Prana	2,000

	●	Comparing physical properties for all key API batches Batch Number 1457(2011 campaign), 1433(current campaign) are plant scale batches and DA1020702.1 is IDT batch. These batches will be analyzed & compared for physical properties e.g. PSD, DSC, XRPD and bulk density (if sufficient quantity is available)	Dr. Reddy’s & Prana (sample to be provided by Prana)	6,000	Sep’14
	●	Expanding specifications of CDDQ-3 as a regulatory starting material & related analytical work.
		Specification development as per requirement of Regulatory starting material	Dr. Reddy’s & Prana	10,000

	●	Part Compilation of data as part of CMC package for EOP2 meeting Creating batch history for CDDQ-3,4,5i-impurity profiling, showing equivalency to the earlier material, method. Old batches may not be available, however impurity profile would be created for all the batches manufactured now onwards – Compiled data would be presented	Dr. Reddy’s & Prana	5,000

b.	CMC summary for EOP2:

	●	Expanding specifications of CDDQ-3 as a regulatory starting material & related analytical work- Method development and validation for related substances by HPLC and assay by HPLC – Compiled data would be presented	Dr. Reddy’s & Prana	13,000	Sept’ 14

	●	Analytical support for crystallization development work including PSD analysis- Compiled data would be presented	Dr. Reddy’s & Prana	14,000

c.	●	Material Generation for Crystallization work	Dr. Reddy’s	5,500	Oct’14
	●	Analysis for the support on Crystallization studies for the lab samples	Dr. Reddy’s	13,500

d.	●	Analysis of Optimized Samples and Report Finalization for Crystallization work	Dr. Reddy’s	8000	Nov’14

EOP2 means- End of phase 2 meeting, all other terms and conditions of the original Agreement commencement date 5th April’13 remain unchanged.

In witness whereof, the parties hereto have signed this Agreement

Signed for and on behalf of	Signed for and on behalf of
Dr. Reddy’s Laboratories Limited	Prana Biotechnology Ltd.
25th Sept 2014	2/9/14.
Signature	Signature
Name: Anurag Roy	Name: Dianne Angus
25th Sept 2014

Witness Signature	Witness Signature
Witness Name: Suresh Kumar Ramachandran	Witness Name: Elisabeth Gautier 2 Sept 2014